June 6, 2019

Princeton Fund Advisors, LLC

8000 Norman Center Drive, Suite 630

Minneapolis, Minnesota 55437

Re: Ellington Income Opportunities Fund (the “Fund”)

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Fund’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP